EXHIBIT 6.1

           EMPLOYMENT CONTRACT BETWEEN FLEETCLEAN SYSTEMS, INC. AND
                                  KEN PHILLIPS

State of Texas            SS.
                          SS.
COUNTY OF LIBERTY         SS.

      Fleetclean Systems, Inc. ("Employer") and Ken Phillips ("Employee"), for good and valuable consideration and in exchange for the mutual promises and covenants exchanged one unto another, the parties hereby agree to the following Employment Contract:

                                 1. COMPENSATION

      Employer agrees to pay Employee, during the term of this Agreement, a salary of Nine Thousand and No/100 Dollars ($9,000.00) per month plus an amount equal to 10% pretax profit of Employer. Employee will receive his salary, payable in two (2) equal installments on the fifth (5th) and twentieth (20th) of each month during the term of this Agreement. The bonus, if any, shall be paid within ninety (90) days of the end of the fiscal year of Employer. All compensation shall be subject to the customary withholding tax and other employment taxes as required by law with respect to compensation paid by an Employer to an Employee. Employee will also be entitled to certain fringe benefits described in the attached Schedule A.

                                    2. DUTIES

      During the period of employment hereunder, Employee shall devote Employee's full time and efforts to the business and affairs of Employer, with the exception of vacation time as provided below, serve as President of Employer, perform such services not inconsistent with Employee's position as shall be designated by the Board of Directors of Employer, use Employee's best effort to promote the interests of Employer, serve as a director of Employer and hold the offices in the Corporation to which from time to time Employee may be elected or appointed.

                              3. WORKING FACILITIES

      Employer shall furnish Employee with facilities and services suitable to Employee's position and adequate for the performance of Employee's duties.

                                   4. VACATION

      Employee shall be entitled to an annual vacation as established by the Board of Directors (but in no event less than two weeks per year), without loss of compensation. Employee shall be entitled to such additional time without loss of compensation for attendance at meetings and conventions related to Employer's business as the Board of Directors shall from time to time determine.

                               5. HEALTH INSURANCE

      Employee shall be entitled to participate in the Employer's Group Health Benefits as now established or later amended.

                                   6. VEHICLE

      Employer agrees to provide Employee with a vehicle commensurate with his position as President and shall pay all expense and maintenance on the vehicle.

                                 7. TERMINATION

      This Agreement may be terminated by Employer upon the occurrence of any of the following events:

            (a) The death of Employee; or

            (b) At Employer's option, Employee's permanent disability. Employer's option shall be exercised in writing, delivered to Employee and shall be effective on delivery.

      Upon termination for any of the foregoing causes, Employee shall be entitled to receive only the compensation accrued but unpaid as of the date of termination and shall not be entitled to additional compensation except as expressly provided in this Agreement. If Employee dies during the term of this employment, Employer shall pay to the estate of Employee the compensation which would otherwise be payable to Employee up to the end of the month in which Employee's death occurs.

                             8. EMPLOYER'S AUTHORITY

      Employee agrees to observe and comply with the rules and regulations of Employer as adopted by Employer's Board of Directors, either orally or in writing, respecting performance of Employee's duties, and to carry out and to perform orders, directions, and policies conveyed by Employer to Employee from time to time, either orally or in writing.

                                   9. EXPENSES

      Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel, and similar items. Employer will reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of those expenditures.

      10.  REIMBURSEMENT OF DISALLOWED COMPENSATION AND EXPENSES

      In the event any compensation paid to Employee or expenses paid for Employee, or any reimbursement of expenses paid to Employee shall, upon audit or other examination of the income tax returns of Employer, be determined not to be allowable deductions from the gross income of Employer and the determination shall be agreed to by Employer, or the determination shall be made final by the appropriate State or Federal taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken therefrom, or the applicable period for filing notice of appeal shall have expired, Employee will repay to Employer the amount of the disallowed compensation or expenses, or both. Repayment may not be waived by Employer.

                      11. RELATIONSHIP BETWEEN THE PARTIES

      The parties recognize that the Board of Directors of Employer, in accordance with the statutes of the State of Texas, shall manage the business affairs of Employer. Employee shall be considered under the provisions of this Agreement as being entitled to participate in any plans, arrangements or distributions by Employer pertaining to or in connection with any pension, bonus, profit sharing, group life insurance, disability insurance, medical insurance, or similar benefits for key employees of the Company. Nothing contained in this Agreement shall be construed to give Employee any interest in the physical assets or the accounts receivable of Employer.

                                 12. DISABILITY

      In the event that Employee shall be permanently disabled for a period of more than six (6) months, Employee shall receive compensation for six (6) months after commencement of disability. Employee's full compensation shall be reinstated upon Employee's return to employment and the discharge of Employee's full duties hereunder. Notwithstanding anything in this Agreement to the contrary, Employer may terminate this Agreement at any time after Employee has been absent from Employee's employment, for whatever cause, for a continuous period of more than six (6) months, and all obligations of Employer hereunder shall cease upon any such termination.

                                    13. TERM

      The term of this Agreement shall be for a period of two (2) years, commencing on the effective date of this Agreement and terminating on the second anniversary thereof, subject, however to prior termination as provided above. This Agreement shall be automatically renewed for a succeeding term of two (2) years provided the contract has not been violated or terminated as specified in Paragraph 7 of this Agreement. If this Agreement is not renewed pursuant to this paragraph, Employee shall be paid a severance payment equal to two (2) years' salary. Further, upon such failure to renew this Agreement, Employee shall be retained by Employer as a consultant to the Board of Directors for a period of ten (10) years and shall receive compensation, as an independent contractor and not as an employee, equal to fifty percent (50%) of his gross salary and shall be entitled to participate in Employer's health plan providing coverage for Employee and his spouse. If for any reason Employee and his spouse cannot be enrolled in or covered by Employer's health plan, Employer shall purchase similar coverage or, if required, pay to Employee the cost of similar coverage for Employee and his spouse. If Employer purchases such health coverage or pays the premium amount to Employee, Employer shall, in addition to such amount, pay Employee an amount equal to the highest marginal federal income tax rate times the amount paid on behalf of or to Employee.

                               14. NONCOMPETITION

      Employee expressly agrees that while this Agreement is in effect, and for a period of five (5) years following termination of this Agreement, Employee will not directly or indirectly as an employee, agent, proprietor, partner, broker, stockbroker, stockholder, officer, director, or otherwise use special knowledge or training or divulge trade secrets to any person or to any competitive business that would compete directly or indirectly with Employer's business without prior consent of Employer.

Furthermore, during the term of this Agreement, Employee shall not engage in any activity, employment or capacity either directly or indirectly, as a partner, shareholder, owner, or otherwise in the management and operation of any competitive business.

                               15. EFFECTIVE DATE

      The effective date of this Agreement shall be the date endorsed on page 5 of this Agreement in the space provided therefor.

                               16. WAIVER OF BREACH

      The Waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

                                 17. ASSIGNMENT

      The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

                                18. MISCELLANEOUS

      This Agreement is drawn to be effective in and shall be construed in accordance with the laws of the state of Texas. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Employee and a duly authorized representative of Employer. A waiver of any of the terms and conditions hereof shall not be construed as a general waiver by Employer, and Employer shall be free to reinstate any such term or condition with notice to Employee.

      Executed in duplicate originals.

      Dated: July 1, 1996


                                      Employer:

                                      FLEETCLEAN SYSTEMS, INC.



                                      By:/s/ KEN PHILLIPS
                                             Ken Phillips, President


                                      Employee:



                                      /s/ KEN PHILLIPS
                                      Ken Phillips



                                      Attest:



                                      /s/ KATHRYN M. PHILLIPS
                                      Secretary